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                                                                   EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT


       This Employment Agreement (the "Agreement"), is made effective as of ____, 2000, (the "Effective Date") by and between PAT KENNEDY ("Executive"), a resident of Illinois, and ACSYS, INC. ("Company"), a Georgia corporation. Because Company desires to employ Executive and because Executive desires to be employed by Company, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

       SECTION 1. EMPLOYMENT.

       (a) Subject to the terms contained in this Agreement, Company hereby employs Executive and Executive hereby accepts such employment. Initially, Executive shall have the title of Executive Director, IT Division of Company, though this position and title subsequently may be changed by Company as Company or its needs grow or change. Executive shall perform all duties assigned by the Chief Executive Officer ("CEO") of Company or his or her designee or by the Board of Directors or its designee. At least initially, those duties shall include the duties set forth in Exhibit A, though such duties may be changed from time to time by Company. Executive shall devote her full business time and best efforts exclusively to rendering services on behalf of Company. Executive agrees to perform faithfully, industriously, and to the best efforts of Executive's experience and talent all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Company. Such duties shall be provided at such place(s) and time(s) as Company may require.

       (b) The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue for a period of three (3) years thereafter, unless terminated as set forth in Section 4 ("Termination") below. Upon the expiration of the initial Term, this Agreement shall automatically renew for successive additional terms ("Renewal Terms") of one (1) year each unless either party notifies the other in writing of her/its intent to allow the Agreement to expire at least thirty (30) days prior to the expiration of the then-current Term or Renewal Term or unless either party terminates the Agreement in another manner described in Section 4 ("Termination").

       (c) Executive recognizes that she owes a duty of loyalty to Company and she agrees that, while she is employed by Company pursuant to this Agreement, she shall not be engaged in any other business. Executive shall provide Company with all information, suggestions and recommendations Executive conceives or learns regarding Company's business that could be of benefit to Employer. Executive shall refrain from any activity or action that creates a conflict of interest with Company, creates the appearance of a conflict of interest with Company or reasonably could be expected to have a detrimental effect upon any aspect of Company's performance or upon Executive's ability to perform her duties. Executive shall not accept any position as a director, trustee or other affiliate of any business organization, or as a director or trustee of any civic or charitable organization.
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without the prior written approval of the Chief Executive Officer of Company, which approval shall not unreasonably be withheld.

       SECTION 2. COMPENSATION.

       (a) Base Salary. While employed hereunder, Executive shall be paid a salary at the annual rate of Two Hundred and Fifty Thousand Dollars ($250,000.00), less withholding for taxes and deductions for other appropriate items ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments no less than monthly. Any Base Salary adjustments shall be in the discretion of the Chief Executive Officer or the Board of Directors but Base Salary may not be reduced below $250,000.00 during the Term of this Agreement. All compensation payments will cease upon termination of this Agreement; provided, however, that Executive shall be paid for all time worked prior to the termination.

       (b) Bonus. During Executive's employment hereunder, Executive will be eligible to receive certain cash bonus payments in an amount determined by the Chief Executive Officer, if Executive's performance and the performance of Company meet certain criteria set by the Chief Executive Officer, and Executive otherwise complies fully with this Agreement. In no event shall the annual bonus be less than Fifty Thousand Dollars ($50,000.00) during the Term of this Agreement.

       SECTION 3. BENEFITS.

       (a) Employee Benefit Plans. Executive shall be provided the opportunity to participate in employee benefit plans made available from time to time to the majority of senior executive management employees of Company, subject to the terms, conditions and eligibility requirements of each benefit plan.

       (b) Vacation. Executive shall be entitled to twenty-six (26) days paid time off ("PTO") annually during her employment hereunder. Any PTO not used during any calendar year shall be forfeited, except that eighty (80) hours' unused PTO may be carried forward to the calendar year immediately following the year in which such paid time off entitlement accrued.

       (c) Business Expenses. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably incurred for business travel, communications (including cell phones and pager), entertainment and meals in connection with the performance of Executive's duties under this Agreement for the benefit of Company and subject to Company's established policies for reimbursement of business expenses. Company expects Executive to attend and participate in continuing education seminars and courses with respect to the staffing industry and business management related to her duties, and Company will reimburse Executive for all ordinary and necessary expenses of such attendance and participation subject to Executive having obtained prior approval for such participation from the Chief Executive Officer. Such continuing education courses and seminars will be scheduled in conjunction with the other senior management employees of the Company in order to assure coordination of schedules.


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       SECTION 4. TERMINATION.

       Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time by either party in accordance with the following terms:

       (a) Death. In the event of Executive's death, this Agreement shall terminate immediately and Company shall be obligated to Executive's family or estate only for pro-rated salary and bonus actually earned or accrued as of the date of Executive's death.

       (b) Termination -Without Cause. Company may terminate Executive's employment at any time without cause by providing Executive with written notice of the termination. If Company terminates Executive's employment hereunder, Company shall be obligated to pay Executive's pro-rated salary and pro-rated bonus, if any, only through the actual effective date of termination. In addition, if Executive executes a separation agreement including a general release and reaffirmation of certain covenants in this Agreement in a form acceptable to Company, Company shall pay Executive an amount equal to one (1) year of Executive's salary and guaranteed bonus; provided, however, that if such termination occurs upon or after a Change in control, as defined below, Executive shall be paid in accordance with Section 4(f) below. Company shall have no other payment obligation under this Agreement or otherwise. Unless specifically required to be paid by law, other compensation and benefits, including accrued but unused PTO, will not be provided or paid after termination.

       (c) Termination for Cause. Company may terminate Executive's employment at any time for Cause by providing Executive with written notice of the termination. "Cause" shall include, but not be limited to, the following:

               (i) any conduct by Executive involving moral turpitude that has the potential to result in adverse publicity for Company or otherwise to damage the business or reputation of Company;

               (ii) Executive's commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

               (iii) any misconduct on the part of Executive in complying with the terms of this Agreement, in connection with her employment or in connection with or affecting the business of the Company or any parent or subsidiary of Company, if not remedied within ten (10) business days after Company's providing notice thereof;

               (iv) any failure or refusal on the part of Executive to perform her duties under this Agreement or to obey lawful directives from the Chief Executive Officer or Board of Directors of Company, or either of their designees, if not remedied within ten (10) business days after Company's providing notice thereof;


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               (v)    Executive's disability (defined as her inability to
perform the essential functions of her job for more than twelve (12) workweeks in any one (1) year period);

               (vi) any violation of any policy of Company relating to equal employment opportunity or harassment;

               (vii) any material violation of any policy of Company relating to business conduct or conflict of interest if not remedied within ten (10) business days after Company's providing notice thereof;

               (viii) any breach by Executive of any obligation under this Agreement if not remedied within ten (10) business days after Company's providing notice thereof.

               (ix) Executive's failure to meet performance expectations which are reasonable and consistent with Executive's position, as determined by the Company's Chief Executive Officer, provided, however, that in the event of this
Section 4(c)(ix) being the sole reason for termination for Cause, Executive shall have the following cure provisions and rights: In the event of a determination by the Company's Chief Executive Officer that Executive has failed to meet performance expectations, the Company shall furnish to Executive in writing a notice of proposed termination setting forth a specific statement of the deficiencies in her performance. Executive shall then have a period of thirty (30) days after the giving of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified deficiencies. If at the end of such thirty (30) day period no such cure has been effected to the reasonable satisfaction of the Chief Executive Officer of the Company, then Executive's employment shall be terminated as of the end of such thirty (30) day period. The Company shall be obligated to provide to Executive only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies Executive is determined by the Chief Executive Officer to have again failed to meet performance expectations, then her employment may be terminated immediately upon the Company's giving of notice of termination to Executive which specifies her deficiencies in performance.

If Company terminates Executive's employment for Cause hereunder, Company shall be obligated to pay Executive's prorated Base Salary and accrued guaranteed bonus only through the actual effective date of termination and shall have no other payment obligation or other liability to Executive under this Agreement or otherwise. If Company terminates Executive's employment for Cause pursuant to Section 4(c)(ix), Executive shall not be bound by the noncompetition restriction in Section 7(c) below. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

       (d) Resignation Without Good Reason. Executive may resign from employment hereunder at any time by providing Company with written notice at least one (1) month in advance of the effective date of the resignation. Company may, at its sole discretion, elect


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to pay Executive prorated salary and guaranteed bonus, if applicable, in lieu of any part, or all, of the notice period and shall have no other payment obligation under this Agreement or otherwise. In addition, in event of such termination, Executive shall repay to Employer in a lump sum on the effective date of her resignation that pro rata amount of any relocation expenses paid to her, or on her behalf, by Company as the then-unexpired Term hereof bears to the term of this Agreement.

       (e) Resignation With Good Reason. Executive may resign from employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) Company's material breach of any material provision of this Agreement that is not cured within ten (10) business days after Company's receipt of written notice from Executive describing the alleged breach;

               (ii) After a Change of Control, as defined below, Company's assignment to Executive, without the consent of Executive, of duties materially inconsistent with Executive's position in Company, Company's removing Executive from executive job status, Company's reduction in Executive's Base Salary as defined above or Company's materially changing the method of operating the business for which Executive was responsible prior to the Change of Control; or


For purposes of this Agreement a "Change in Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 70% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) individuals who at the date hereof constitute the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were directors at the date hereof or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the Board of the Company


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then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

       (f) In the event of Executive's resignation for Good Reason prior to a Change of Control, and if Executive executes a separation agreement including a general release and reaffirmation of certain covenants in this Agreement in a form acceptable to Company, Executive shall be entitled to severance pay of a lump sum equal to one (1) year of Base Salary and guaranteed bonus at her then-current rate. In the event of Executive's resignation for Good Reason that occurs after a Change of Control, or the termination of her employment by Company without Cause upon or after a Change of Control, and if Executive executes a separation agreement including a general release, reaffirmation of certain covenants in this Agreement and other promises in a form acceptable to Company, Executive shall be entitled to severance pay of a lump sum equal to three (3) times her Base Salary and guaranteed bonus at her then-current rate. In the event of a Change in Control, there shall be deposited into escrow immediately prior to the Change in Control the cash amounts payable to the Executive pursuant to this Section 4(f). If, within one (1) year following the Change of Control, the Executive terminates her employment for Good Reason pursuant to Section 4(e) above or Company terminates Executive's employment without Cause, the escrowed funds will be released to Executive at that time. If Executive does not resign for Good Reason and her employment is not terminated by Company without Cause within one (1) year following the Change of Control, the escrowed funds will be released to the Company at the end of such one-year period, without prejudice to the Company's obligation to pay such amounts when and if they later become due under Section 4(e) or (f). Any interest earned on the escrowed funds during escrow will be paid to the Company.

       (g)     Limitation of Benefits.

               (i) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as "Payments") would, if paid, be subject to the excise tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 28OG of the Code (the "Reduced Amount"). For purposes of this Section 4(g), present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event, after the exhaustion of all remedies, it is necessary to reduce the Payments, the Executive shall direct which Payments are to be modified or reduced, and the difference between the Payments and the Reduced Amount shall be treated for all purposes as a loan to Executive, which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.


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               (ii) All determinations required to be made under this Section
4(g), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by Arthur Andersen LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 3.4 ("Underpayment"), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Termination of Executive's employment for any reason other than Retirement shall constitute Executive's resignation from the Board of Directors of the Company, to the extent that the Executive is a Director at such time.

       SECTION 5. CONDITIONS OF EMPLOYMENT.

       (a) In accordance with the Immigration Reform Control Act of 1986, Executive must provide Company with documents demonstrating her identity and authorization to work in the United States. If Executive fails to provide said documents to Company, the Company's offer of employment pursuant to this Agreement will be null and void.

       (b) Executive shall sign an 1-9 form within the first three days of Executive's employment.

       SECTION 6. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

       (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of "trade secrets" under the Georgia Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company software and all client consulting information and all lists of clients to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any


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definition of "trade secrets" or any equivalent term under the Georgia Trade
Secrets Act or any other state, local or federal law.

       (b) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Company, Company's activities, Company's business or Company's clients that is not generally known to persons not employed (as employees or independent agents) by Company, that is not generally disclosed by Company practice or authority to persons not employed by Company and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to product code, product concepts, production techniques, technical information regarding Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Company and certain information concerning the strategy, tactics and financial affairs of Company. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "confidential information" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

       (c) Nondisclosure of Confidential Information. During Executive's employment hereunder, except in the course of her duties hereunder and in furtherance of the best interests of Company, and for a period of two (2) years after Executive's employment with Company terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for herself or for others, without the prior express written consent of the Chief Executive Officer of Company. During the term of this Agreement, except in the course of her duties hereunder and in furtherance of the best interests of Company, and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for herself or for others, without the prior express written consent of the Chief Executive Officer of Company, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets. Executive warrants that she has not disclosed or used for her own benefit or the benefit of anyone other than Company any Confidential Information or Trade Secrets prior to the execution of this Agreement.

       (d) Enforceability of Covenants. Executive and Company agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants.


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

Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law.

       SECTION 7. NONRECRUITMENT, NONSOLICITATION AND NONCOMPETITION COVENANTS.

       (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during employment with Company and for one (1) year after the termination of Executive's employment for any reason, Executive shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with Company, on her own behalf or on behalf of any other person or entity other than Company or any affiliate of Company, any person with whom Executive worked during Executive's employment and who performed services for Company clients or worked on Company products or services while employed by Company and who has not thereafter ceased to be employed by Company for a period of at least one (1) year. Executive agrees to exercise her best efforts to prevent any of the activities listed in this Section from occurring.

       (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during employment with Company and for one (1) year after the termination of Executive's employment, Executive shall not, directly or indirectly, on behalf of herself or of anyone other than Company, solicit or attempt to solicit for the purpose of providing permanent and contract information technology staffing, information technology solutions or information technology consulting services, any client of Company whom Executive actively solicited or with whom Executive worked or otherwise had material contact in the course of Executive's employment with Company. Executive agrees to exercise her best efforts to prevent any of the activities listed in this Section from occurring.

       (c) Noncompetition. During the term of Executive's employment with the Company, and for a period of one (1) year thereafter, except as provided in
Section 4(c)(ix) above Executive shall not, without the prior written consent of the Board of Directors, which consent may be withheld at the sole discretion of the Board of Directors, engage or participate in, as a business executive or equity owner of any business or enterprise that directly competes in the Restricted Area with Company, the Business Activities. For purposes of this
Section 7(c), the "Business Activities" shall be the business activities over which Executive had authority and control at Company, which consist of: (i) outsourcing of information technology staffing services; (ii) temporary information technology staffing services; and (iii) permanent placement information technology (including information technology staffing and solution services) staffing and consulting services on a contingent fee basis. For purposes of this Section 7(c), the "Restricted Area" shall be the area that is within a thirty (30) mile radius of the city of Atlanta, and within a thirty
(30) mile radius of the cities where Executive is responsible for carrying out the Business Activities on behalf of Company, which cities are listed on Exhibit B. Exhibit B may be amended from time to time to ensure that it accurately reflects the actual territory in which Executive has responsibility for carrying out Business Activities and Executive agrees to execute amendments proposed by Company for that


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purpose. Nothing in this Section 7(c) shall prohibit Executive from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company.

       (d) Enforceability of Covenants. Executive acknowledges that the Company has a present and future expectation of business within the geographic areas served by the Company and from the present and proposed customers of the Company. Executive acknowledges the reasonableness of the term, geographic area and scope of the covenants set forth in this Agreement, and agrees that she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Company agree that Executive's obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that she shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and that Company shall be entitled to have Executive pay all costs and attorneys' fees incurred by Company in enforcing the restrictive covenants in this Agreement.

       SECTION 8. OWNERSHIP OF PROTECTED WORKS.

       (a) Protected Works. The term "Protected Works" as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Executive pursuant to this Agreement or other agreements between Executive and Company and used or intended for use by or on behalf of Company, or Company's clients.

       (b) Ownership and Assignment of Protected Work. Executive agrees that any and all Protected Works developed by Executive during her employment or other engagement with Company under this Agreement and during her employment with, or other engagement by Company prior to the execution of this Agreement (whether as employee or independent contractor) are the sole property of Company, and that no compensation in addition to the amounts set forth in
Section 2 of this Agreement is due to Executive for development or transfer of such Protected Works. Executive hereby assigns


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and agrees to assign all of her respective rights, title and interest in
Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Executive further agrees at Company's request and without further consideration, but at the expense of Company, that Executive will communicate to Company any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Executive agrees that she will not apply for any state, federal, or other jurisdiction's registration of rights in any of the Protected Works and that she will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Executive agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Executive also agrees that she shall be liable to Company for all damages, including reasonable attorneys' fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Executive, intentionally or because of her failure to use reasonable care to avoid disclosure, without the express written consent of Company.

       (c) Executive agrees to disclose and describe to Company, as soon as possible after their creation, (i) all copyrightable works, databases, data and other "Protected Works," as defined in subsection (a) above, which are created by Executive, either alone or with others, during the term of Executive's employment, or in connection with the formation of Company, and
(ii) all Protected Works which are based in whole or in part upon Confidential Information or Trade Secrets and are created by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ.

       (d) There is no other contract or duty on Executive's part now in existence to assign Protected Works to anyone other than Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company.

       SECTION 9. RIGHTS TO MATERIALS AND RETURN OF MATERIALS.

       All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Company, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive's employment or other engagement by Company shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, other computers, software and related data, information and things provided to Executive by Company or obtained by Executive, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of Executive's employment or upon the prior demand of Company, Executive shall immediately return all such materials and things to Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Company after termination or Company's request for return.

       SECTION 10. INVENTIONS, DISCOVERIES AND IMPROVEMENTS.

       (a) Executive will promptly disclose and describe to Company (i) all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others ("Inventions"), during the term of Executive's employment with Company or other engagement with Company, provided that Company shall receive such information in confidence and (ii) all Inventions which are based in whole or in part upon Confidential Information or Trade Secrets and are made or conceived by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ. All such Inventions, whether patentable or unpatentable, made, devised or discovered by Executive, whether by herself or jointly with others, which relate or pertain in any way to the business of Company, shall be used solely for the benefit of Company and become and remain their sole and exclusive property. Executive agrees to execute an assignment to Company or its nominee of Executive's entire right, title and interest in and to such Inventions made or conceived by Executive, either alone or with others, during the term of Executive's employment or within one (1) year after Executive's leaving Company's employ, and to execute any other instruments and documents that may be requested by Company for the purpose of applying for and obtaining patents with respect to such Inventions in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of Company, to cooperate to the extent and in the manner reasonably requested by Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any such Inventions, but all of Executive's reasonable expenses in connection with such litigation or other proceedings shall be paid by Company.

       (b) If a patent application or copyright registration is filed by Executive or on Executive's behalf during Executive's employment or other engagement with Company, whether before or after execution of this Agreement, or within one (1) year after Executive's leaving Company's employ, describing an Invention within the scope of Executive's work for Company or which otherwise relates to a portion of Company's business, of which Executive had knowledge during Executive's employment with Company, it is to be conclusively presumed that the Invention was conceived by Executive during the period of such employment.

       (c) There is no other contract or duty on Executive's part now in existence to assign Inventions other than to Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company.

       (d) Executive warrants and represents that attached to this Agreement as an Exhibit (Exhibit C) and incorporated in this Agreement by reference is a complete list of all inventions, whether owned by Executive or by others, conceived by Executive prior to Executive's employment by Company, that these are the only inventions which are not subject to this Agreement, and that Executive has not conceived or reduced to practice any invention not described on such Exhibit B.

       SECTION 11. WORKS MADE FOR HIRE.

       Company and Executive acknowledge that in the course of Executive's employment (as employee or independent contractor) by Company, Executive may from time to time create, and has previously created, for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Executive, and Executive shall cooperate with Company in the protection of Company's copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

       SECTION 12. COMPLIANCE WITH POLICIES AND LAWS.

       (a) Policies. Executive agrees to comply in all material respects with any and all Company policies, work rules or standards of conduct and pledges to observe order and discipline of work.

       (b) Waiver. Executive agrees to abide by the laws of the United States and all other applicable jurisdictions and to act in the best interest of Company.

       SECTION 13. MISCELLANEOUS.

       (a) Severability. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceablity shall not tender invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

       (b) Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

       (c) Withholding of Taxes. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

       (d) Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to Company (to the attention of the Secretary of the Company) at its principal executive office or to Executive at her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only upon receipt.

       (e) Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof), except for Section 7 ("Nonrecruitment, Nonsolicitation and Noncompetition"), which shall be governed by Illinois law (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

       (f) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stating that it is intended to amend this Agreement. Nothing in this Agreement or Executive's employment shall be construed to give Executive any rights, of ownership or otherwise, in any Protected Works, Inventions, Works Made for hire or other software, hardware, data or systems that she creates or obtains, or has created or obtained, while employed or otherwise engaged by Company.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACSYS, INC                                   EXECUTIVE

By: /s/                                      /s/ Pat Kennedy
   ---------------------------               -------------------------
Title: CEO                                   Pat Kennedy


2-28-2000                                    2-7-2000
------------------------------               -------------------------
DATE                                         DATE

                                                                   EXHIBIT A

                               EXECUTIVE'S DUTIES

                                                                       EXHIBIT B
                                   TERRITORY

                                  Atlanta, GA
                                   Tampa, FL
                                 Lake Mary, FL
                                 Charlotte, NC
                                Philadelphia, PA
                                   Wayne, PA
                                  Melville, NY
                                Los Colinas, TX
                                   Dallas, TX

                                                                       EXHIBIT C

                         EXECUTIVE'S PRIOR INVENTIONS